As filed with the Securities and Exchange Commission on October 27, 2025
Investment Company Act File No. 811-24048

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

FORM N-2
REGISTRATION STATEMENT
UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 5	☒

________________________________________

Oaktree Asset-Backed Income Private Placement Fund Inc.
(Exact Name of Registrant as Specified in Charter)

________________________________________

Brookfield Place, 225 Liberty Street
New York, New York 10281
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:
(855) 777-8001

________________________________________

Brian F. Hurley, Esq.
Oaktree Asset-Backed Income Private Placement Fund Inc.
Brookfield Place, 225 Liberty Street
New York, New York 10281
(Name and Address of Agent for Service)

________________________________________

Copies to:

Craig A. Ruckman, Esq. Brookfield Public Securities Group LLC Brookfield Place 225 Liberty Street New York, New York 10281	Michael R. Rosella, Esq. Thomas D. Peeney, Esq. Paul Hastings LLP 200 Park Avenue New York, New York 10166 (212) 318-6800

________________________________________

This Amendment No. 5 to the Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act and an “Eligible Investor” as described in this Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Registrant.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form N-2 is being filed under the 1940 Act to amend and supplement Amendment No. 4 to the Registration Statement on Form N-2 filed on August 8, 2025 under the 1940 Act (Accession No. 0001213900-25-073494).

The Part A and the Part B of the Registration Statement, as filed in Amendment No. 4 to the Registration Statement on August 8, 2025 (Accession No. 0001213900-25-073494), are incorporated herein by reference.

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

Supplement dated October 27, 2025,
to the Confidential Private Placement Memorandum and Statement of Additional Information, dated August 8, 2025

This is a supplement (the “Supplement”) to the Confidential Private Placement Memorandum and Statement of Additional Information, dated August 8, 2025, of Oaktree Asset-Backed Income Private Placement Fund Inc. (the “Fund”). You should read this Supplement in conjunction with the Confidential Private Placement Memorandum (the “Memorandum”) and Statement of Additional Information, dated August 8, 2025 (the “SAI”). The SAI has been filed with the SEC and is incorporated by reference in its entirety into the Memorandum. Certain capitalized terms used and not defined herein have the meanings set forth in the Memorandum and SAI.

The initial offering period during which Oaktree and/or its affiliates may purchase Shares on behalf of, or transfer Shares to, investors that contribute capital to the Fund has been extended to the earlier of (i) December 19, 2025, and (ii) the date that the Fund reaches $250 million in net assets. Accordingly, effective immediately, the sub-sections entitled “Other Payments” in the “Plan of Distribution” section of the Memorandum and the “Distribution of Fund Shares” section of the SAI are hereby deleted in their entirety and replaced with the following:

“Other Payments

Oaktree and/or its affiliates may purchase Shares on behalf of, or transfer Shares to, investors that contribute capital to the Fund through the purchase of Shares during an initial offering period. Such Shares will have the same rights as other Shares of the same Share class. Such purchases will continue until the earlier of (i) December 19, 2025, and (ii) the date that the Fund reaches $250 million in net assets. Such payments will be made from the assets of Oaktree and/or its affiliates (and not the Fund). If these purchases by Oaktree and/or its affiliates occur they may create an incentive for Shareholders to invest additional amounts in the Fund. Because the Adviser’s Management Fee is based on a percentage of the value of the Fund’s net assets, any Shares purchased for investors by Oaktree and/or its affiliates will result in increased net revenues to the Adviser if the increase in fee income due to the increased asset base offsets the costs associated with contributing the proceeds to purchase these additional Shares. There is a risk that any such investors may submit their shares for repurchase by the Fund, particularly after payments from Oaktree and/or its affiliates have ceased. As with repurchase requests by other shareholders, such repurchases could have a significant negative impact on the Fund, including on the Fund’s liquidity.

In addition, from time to time, Oaktree and/or its affiliates may contribute cash to the Fund in its sole discretion.”

Please retain this Supplement for reference.

PART C — OTHER INFORMATION

Item 25. Financial Statements and Exhibits

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Financial Statements:

Not applicable.

Exhibits:

(a)(1)	Articles of Incorporation.(1)
(a)(2)	Articles of Amendment and Restatement.(1)
(a)(3)	Articles of Amendment.(3)
(b)(1)	Initial Bylaws.(1)
(b)(2)	Amended and Restated Bylaws.(1)
(c)	Not applicable.
(d)	Instruments defining the rights of holders of the Registrant’s securities are incorporated by reference from the Registrant’s Articles of Amendment and Restatement and Amended and Restated Bylaws.(1)
(e)	Dividend Reinvestment Plan.(1)
(f)	Not applicable.
(g)(1)	Investment Advisory Agreement between the Registrant and Oaktree Fund Advisors, LLC.(3)
(g)(2)	Amended and Restated Investment Advisory Agreement between the Registrant and Oaktree Fund Advisors, LLC.(3)
(h)	Placement Agency Agreement with Quasar Distributors, LLC.(2)
(i)	Not applicable.
(j)	Custody Agreement between the Registrant and U.S. Bank National Association.(1)
(k)(1)	Administration Agreement between the Registrant and Oaktree Fund Administration.(3)
(k)(2)	Fund Sub-Administration Servicing Agreement among the Registrant, Oaktree Fund Advisors, LLC and U.S. Bancorp Fund Services, LLC.(3)
(k)(3)	Form of Novation of Fund Sub-Administration Servicing Agreement among the Registrant, Brookfield Public Securities Group, LLC, Oaktree Fund Administration, LLC, and U.S. Bancorp Fund Services, LLC.(3)
(k)(4)	Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC.(1)
(k)(5)	Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC.(1)
(k)(6)	Management Fee Waiver Agreement.(1)
(k)(7)	Amended and Restated Management Fee Waiver Agreement.(4)
(k)(8)	Expense Limitation Agreement.(1)
(k)(9)	Amended and Restated Expense Limitation Agreement.(4)
(l)	Not applicable.
(m)	Not applicable.
(n)	Not applicable.
(o)	Not applicable.

(p)(1)	Initial Subscription Agreement between the Registrant and Oaktree Fund GP I, L.P.(1)
(p)(2)	Form of Third-Party Subscription Agreement for U.S. Investors.(1)
(p)(3)	Form of Third-Party Subscription Agreement for Non-U.S. Investors.(1)
(q)	Not applicable.
(r)(1)	Code of Ethics for the Registrant and the Adviser.(1)
(r)(2)	Personal Investment Transactions Policy of Oaktree Capital Management and its affiliates, as amended October 2024.(1)
(s)	Not applicable.
EX-101	Inline Interactive Data File — the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
EX-101.INS	XBRL Taxonomy Instance Document
EX-101.SCH	XBRL Taxonomy Schema Document
EX-101.DEF	XBRL Taxonomy Definition Linkbase Document
EX-101.LAB	XBRL Taxonomy Label Linkbase Document
EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document

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(1)      Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2, filed on February 3, 2025.

(2)      Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2, filed on April 16, 2025.

(3)      Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2, filed on July 22, 2025.

(4)      Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2, filed on July 31, 2025.

Item 26. Marketing Arrangements

See the Placement Agency Agreement filed as Exhibit (h)(1).

Item 27. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this registration statement:

Registration Fees	$15,310
Legal Fees	$750,000
Printing Fees	$50,000
Blue Sky Fees	$42,000
Audit Fees	$9,000
Miscellaneous	$50,000
Total	$916,310

Item 28. Persons Controlled by or Under Common Control with the Registrant

None.

Item 29. Number of Holders of Shares

As of September 30, 2025, the number of record holders of each class of securities of the Registrant is as follows:

Title of Class	Number of Record Holders
Class I	1

Item 30. Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property, or services or (b) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. The Registrant’s charter contains such a provision that limits present and former directors’ and officers’ liability to the Registrant and its shareholders for money damages to the maximum extent permitted by Maryland law in effect from time to time, subject to the Investment Company Act of 1940, as amended (the “1940 Act”).

The Registrant’s charter obligates, to the maximum extent permitted by Maryland law and the 1940 Act, the Registrant to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise as a director, officer, partner, member, manager, trustee, employee or agent from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Registrant or as a present or former director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s obligation to indemnify any director, officer, or other individual, however, is limited by the 1940 Act which prohibits the Registrant from indemnifying any director, officer, or other individual from any liability resulting from the willful misconduct, bad faith, gross negligence in the performance of duties, or reckless disregard of applicable obligations and duties of the directors, officers, or other individuals. To the maximum extent permitted by Maryland law and the 1940 Act, the Registrant’s charter also permits the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 31. Business and Other Connections of Investment Adviser

Oaktree Fund Advisors, LLC (the “Adviser”), a Delaware limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, as amended, serves as investment adviser to the Registrant. The Adviser’s offices are located at 333 South Grand Avenue, Los Angeles, California, 90071. Information as to the officers and directors of the Adviser is included in its current Form ADV File No. 801-112570 filed with the Securities and Exchange Commission.

Item 32. Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the 1940 Act relating to the Registrant are maintained at the following offices:

1.      Brookfield Public Securities Group LLC
Brookfield Place
225 Liberty Street
New York, New York 10281

2.      Oaktree Fund Advisors, LLC
333 South Grand Avenue
Los Angeles, California 90071

3.      U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, Wisconsin 53202

4.      U.S. Bancorp Fund Services, LLC
1201 South Alma School Road, Suite 3000
Mesa, Arizona 85210

5.      U.S. Bank National Association
1555 North River Center Drive, Suite 302
Milwaukee, Wisconsin 53212

Item 33. Management Services

Not applicable.

Item 34. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 27th day of October, 2025.

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.
By:	/s/ Brian F. Hurley
Brian F. Hurley President